Exhibit 5.2

April 14, 2016

EDAP TMS
Parc d’activité de la Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin, France

Re:       3,283,284 Ordinary Shares and 3,283,284 Warrants of EDAP TMS

Ladies and Gentlemen:

We have acted as special United States counsel for EDAP TMS, a French société anonyme (the “Company”), in connection with the issuance and sale by the Company of 3,283,284 Ordinary Shares, par value €0.13 per share (the “Ordinary Shares”) each represented by American Depositary Shares (“ADSs”) with a Warrant (the “Warrants”) attached to each Ordinary Share, exercisable for an aggregate of 3,283,284 Ordinary Shares (the “Warrant Shares”). The Ordinary Shares with Warrants attached are being issued and sold as a unit pursuant to the terms of the securities purchase agreement dated April 7, 2016 (the “Securities Purchase Agreement”) by and among the Company and the several purchasers named therein, including Exhibit A setting forth the terms and conditions of the Warrants as signed by the Company.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrants, when they are executed and delivered by the parties thereto and issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company.

In rendering the opinion set forth above, we have assumed that: (a) the Registration Statement on Form F-3 (No. 333-195435) (the “Registration Statement”) filed by the Company to effect the registration of the Warrants, the Ordinary Shares and the Warrant Shares under the Securities Act of 1933 (the “Act”), as it may be amended from time to time, will remain effective under the Act at all times at which the Warrants may be exercised; (b) each of the Warrants will have been executed and delivered by the Company; (c) the Company is a validly existing société anonyme under the laws of the Republic of France; (d) the Warrants have been, as applicable, (i) authorized by all necessary corporate action of the Company and (ii) the execution, delivery, performance and compliance with the terms and provisions of such documents or securities by the Company do not violate or conflict with the laws of the Republic of France or the terms and provisions of the organizational documents of the Company; and (e) the Warrant Shares

EDAP TMS SA

April 14, 2016

will have been authorized and reserved for issuance, in each case within the limits of the then-remaining authorized but unissued and unreserved amounts of Ordinary Shares. We also express no opinion as to the enforceability of Section 5(s) of the Warrants relating to the judgment currency.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditor’s rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day